EXHIBIT 5.1

K&L GATES LLP 300 SOUTH TRYON STREET SUITE 1000 CHARLOTTE, NC 28202 T +1 704 331 7400 F +1 704 331 7598 klgates.com

July 11, 2025
Exact Sciences Corporation
5505 Endeavor Lane
Madison, WI 53719
Ladies and Gentlemen:
We have acted as special counsel to Exact Sciences Corporation, a Delaware corporation (the “Company”) in connection with the preparation of a Post-Effective Amendment (the “Post-Effective Amendment”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, to the Registration Statement on Form S-8 (File No. 333-273572) (the “Registration Statement”), as filed by the Company with the Commission on August 1, 2023, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Prior Plan Shares (as defined below) authorized for issuance under the Prior Plan (as defined below).
On June 12, 2025 (the “Approval Date”), the stockholders of the Company approved the Exact Sciences Corporation 2025 Omnibus Long-Term Incentive Plan (the “2025 Plan”). The total number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) issuable under the 2025 Plan includes, in addition to the 11,896,525 newly available shares of Common Stock (less the number of shares of Common Stock the Registrant granted under the 2019 Plan between March 31, 2025 and June 12, 2025) (registered concurrently under the Securities Act pursuant to a new Registration Statement on Form S-8), the number of shares of Common Stock subject to stock options or other awards granted under the Exact Sciences Corporation 2010 Omnibus Long-Term Incentive Plan (As Amended and Restated Effective July 27, 2017) (the “2010 Plan”) and the Exact Sciences Corporation 2019 Omnibus Long-Term Incentive Plan (as last amended on June 8, 2023, the “2019 Plan”, and together with the 2010 Plan, the “Prior Plans”) as of the Approval Date that expire or are terminated, surrendered or forfeited for any reason without the issuance of shares of Common Stock (the “Prior Plan Shares”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
For purposes of rendering the opinion stated herein, we have examined (collectively, the “Reviewed Documents”):
(a) the Registration Statement;
(b) the 2025 Plan;
(c) the Prior Plans;
(d) the Sixth Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on February 5, 2001, as amended by the Certificate of Designations of Series A Junior Participating Preferred Stock of the Company as filed with the Secretary of State on February 23, 2011, as amended by the Certificate of Change of Location of Registered Office and of Registered Agent of the Company as filed with the Secretary of State on September 24, 2012, as amended by the Certificate of Amendment to Sixth Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of July 24, 2014, as amended by the Certificate of Elimination of Series A Junior Participating Preferred Stock of the Company as filed with the Secretary of State on October 25, 2018, as amended by the Certificate of Amendment to Sixth Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on July 23, 2020, as amended by the Certificate of Merger of Domestic Limited Liability Company into Domestic Corporation as filed with the Secretary of State on December 28, 2021, as amended by the Certificate of Ownership and Merger Merging Sampleminded, Inc. into the Company as filed with the
K&L GATES LLP
300 SOUTH TRYON STREET SUITE 1000 CHARLOTTE NC 28202
T +1 704 331 7400 F +1 704 331 7598 klgates.com

Exact Sciences Corporation
July 11, 2025

Secretary of State on December 23, 2022, as amended by the Waiver of Requirement for Affidavit of Extraordinary Event Condition as filed with the Secretary of State on December 23, 2022, and as amended by the Certificate of Amendment to Sixth Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on June 9, 2023;
(e) the Seventh Amended and Restated By-Laws of the Company adopted effective as of June 9, 2023;
(f) resolutions adopted by the board of directors of the Company (the “Board”) on April 15, 2025 approving the 2025 Plan, which authorizes the issuance of the Prior Plan Shares under the 2025 Plan;
(g) the minutes of the annual meeting of stockholders of the Company held on June 12, 2025 at which the stockholders of the Company approved the 2025 Plan; and
(h) a certificate of an officer of the Company, dated the date hereof.
For purposes of rendering our opinion below, we have not reviewed any document other than the Reviewed Documents and assume there exists no provision in any document relating to the matters covered by our opinion below that we have not reviewed that is inconsistent with the Reviewed Documents or our opinion below. We have conducted no independent factual investigation of our own but rather have relied on the documents listed above, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all respects.
For purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that: (a) each of the Reviewed Documents is accurate and complete; (b) each of the Reviewed Documents that is an original is authentic; (c) each of the Reviewed Documents that is a copy conforms to an authentic original; (d) all signatures on each of the Reviewed Documents are genuine; and (e) there are no documents other than the Reviewed Documents that could affect the opinion expressed in this opinion letter and no amendments, modifications or waivers of the Reviewed Documents. We have further assumed (i) the legal capacity of natural persons, (ii) that each party to the Reviewed Documents (A) is duly organized, validly existing and in good standing under the laws of its organization, (B) has the legal capacity, power and authority to execute, deliver and perform its obligations under the Reviewed Documents to which it is a party, (C) has taken all action necessary to duly authorize the execution and delivery of, and the performance of such party’s obligations under, the Reviewed Documents, and (D) has duly executed and delivered the Reviewed Documents, (iii) the Reviewed Documents constitute the legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with their terms, (iv) the issuance of the Prior Plan Shares will not increase the proportionate share of Common Stock held by an “interested stockholder” (within the meaning of Section 203(c) of the General Corporation Law of the State of Delaware (the “DGCL”)), and (v) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have not verified any of the foregoing assumptions.
In rendering our opinion below, we also have assumed that (a) the Company will have sufficient authorized, unissued and unreserved shares of Common Stock at the time of each issuance of a Prior Plan Share or rights or options to acquire a Prior Plan Share, in each case, under the 2025 Plan; (b) either (i) upon the issuance of a Prior Plan Share, such Prior Plan Share will be evidenced by a certificate that has been duly executed and delivered or (ii) the Board has adopted a resolution providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the DGCL prior to the issuance of such Prior Plan Share and, within a reasonable time after the issuance of such uncertificated Prior Plan Share, the registered owner of such Prior Plan Share will be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL; (c) the issuance of each Prior Plan Share will be duly recorded in the Company’s stock ledger upon its issuance; (d) the 2025 Plan and each Award Agreement (as defined in the 2025 Plan and hereinafter referred to as an “Award Agreement”) constitutes or will constitute, as applicable, the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (e) the Company will receive consideration for each Prior Plan Share as set forth in the applicable Authorizing Resolutions (as defined below), which consideration shall be at least equal to the par value of such share of Common Stock (unless such Prior Plan Share is held in treasury, in

Exact Sciences Corporation
July 11, 2025

which case, the consideration shall be the amount as set forth in the applicable Authorizing Resolutions), and, in the amount required by the 2025 Plan and any applicable Award Agreement; (f) with respect to any Prior Plan Shares issuable upon the exercise of any right or option to acquire Prior Plan Shares under the 2025 Plan, the Company shall have received the minimum consideration (if any) for which such rights or options may be issued pursuant to the applicable Authorizing Resolutions and the 2025 Plan; and (g) prior to the issuance of any Prior Plan Shares or any right or option to acquire any Prior Plan Shares, in each case, under the 2025 Plan, the Board or a duly authorized committee of the Board will duly authorize by resolution each Award (as defined in the 2025 Plan) granted under the 2025 Plan with respect such Prior Plan Shares or rights or options to acquire such Prior Plan Shares and pursuant to an Award Agreement, in each case, in accordance with the DGCL and the 2025 Plan, (such resolutions, collectively, the “Authorizing Resolutions”). We have not verified any of the foregoing assumptions.
Our opinion set forth below is limited to the DGCL and reported decisions interpreting the DGCL. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws; we express no opinion with respect to the Corporate Transparency Act.
Based upon and subject to the foregoing and assuming that the Registration Statement will be effective at the time of such issuance, it is our opinion that the Prior Plan Shares, when and if issued and paid for in accordance with the terms of the 2025 Plan, the applicable Authorizing Resolutions and any applicable Award Agreements, will be validly issued, fully paid, and non-assessable.
We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

/s/ K&L Gates, LLP

K&L Gates LLP